Exhibit 10.2

Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640

Confidential    EXECUTION COPY

August 22, 2025

Chris Allexandre

Dear Chris:
On behalf of the board of directors (the “Board”) of Navitas Semiconductor Corporation (“Navitas”), I am very pleased to extend an offer of employment to you for the position of President and Chief Executive Officer, reporting to the Board. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained below, and your employment is subject to the terms and conditions set forth in this letter.

1.    Employment
(a)    Duties and Responsibilities. Although your direct employer will be Navitas Semiconductor USA, Inc. (“Employer”), a wholly owned subsidiary of Navitas, as President and CEO you will have responsibility for Navitas and its subsidiaries worldwide. You will perform duties and responsibilities that are commensurate with the position of a president and chief executive officer of a public corporation. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of Navitas’ interests. Notwithstanding the foregoing, nothing in this letter will preclude you from devoting reasonable periods of time to charitable and community activities, provided that none of those activities interferes with the performance of your duties hereunder or creates a conflict of interest.
(b)    Service on Other Boards. In addition, you may serve as a director or member of the board of directors of other companies, provided that (i) you have first consulted with the governance and sustainability committee of the Board regarding such proposed service; (ii) the general counsel of Navitas has determined that such service would not result in an impermissible conflict of interest or any impediment under applicable law or Navitas policy; and (iii) such service does not materially interfere with the exercise of your duties and responsibilities to Navitas. You will promptly notify Navitas in writing of any intention to accept a board position with another company, and will not commence such service before the above conditions are satisfied. Notwithstanding the foregoing, Navitas acknowledges and agrees that you are currently serving and may continue to serve as a director or advisor to the boards of directors of those companies you have disclosed in writing to Navitas before the date hereof. For the avoidance of doubt, Navitas agrees that upon such disclosure you shall be deemed in compliance with this subparagraph (b) and all similar policies of Navitas.
2.    Start Date
Subject to satisfaction of all the conditions described in this letter, this offer is based on a mutually acceptable start date (your “Start Date”), to be determined by you and Employer and which will be no later than Monday, September 1, 2025.
3.    Location of Employment
You will be based out of Navitas’ Corporate Headquarters in Torrance, California. You may work from your home in San Francisco (or other location agreed by you and Navitas) for such time as may be reasonable based on consultation with Navitas, and subject to business travel as needed to properly fulfill

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your employment duties and responsibilities, with the expectation that you will work from the Torrance office for at least (approximately) 50% of your non-travel work time.

4.    Base Salary
Your initial base salary will be $520,000 per year, subject to review annually by the compensation committee of the Board (the “Committee”), payable semi-monthly in accordance with standard payroll practices of Employer and subject to all withholdings and deductions as required by law.

5.    Annual Bonus
During your employment, you will be eligible to participate in the Navitas annual bonus plan. Your target bonus opportunity currently will be 120% of your annual base salary, to the extent earned based on performance goals. Your target bonus, maximum bonus, and the applicable performance goals will be determined in good faith annually by the Board or the Committee. Actual payments (which may range from no payment to the maximum payment) will be determined based on results (which may reflect a combination of corporate and individual performance) against performance goals established by the Board or the Committee. Notwithstanding the foregoing, your annual bonus for 2025 will equal the greater of (i) 120% of the aggregate amount of gross base salary (before deductions for taxes or benefits) actually paid to you during 2025; and (ii) the amount determined based on actual performance against predetermined corporate financial goals and individual performance goals to be determined in good faith by the Committee and Board.
Any annual bonus with respect to a particular calendar year will be paid by March 15 of the following year, and may be paid in cash or fully vested equity awards under the Equity Plan, as elected by the Board. You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular calendar year.
6.    Equity Grants
(a)    New Hire RSU Grant. As soon as practicable following your Start Date, you will receive a one-time equity award (“Recruitment Award”) of 800,000 time-based restricted stock units (“RSUs”), which will vest in equal installments on each of the second, third and fourth anniversaries of the 20th day of the last completed calendar month preceding your Start Date. Each RSU represents the right to receive one share of the Class A Common Stock, par value $0.0001 per share (“Common Stock”), of Navitas upon or promptly following the vesting date, before sales or set-off of settled shares to cover applicable withholding taxes. The award will be subject to the terms and conditions of the Navitas Semiconductor Corporation 2021 Equity Incentive Plan (or successor plan adopted by the Board, the “Equity Plan”), a customary award agreement under the Equity Plan and applicable Navitas policies.
(b)    2026 PSU Grant. In fiscal year 2026, you will receive an award of performance stock units (“PSUs”) with an aggregate value on the grant date equal to $2,500,000, which will vest based on the achievement of pre-established cumulative revenue goals over a three-year performance period from 2026 to 2028, inclusive, as determined by the Committee and Board.
(c)    Annual RSU and PSU Grants. Beginning with fiscal year 2027, and for each fiscal year thereafter during your employment, you will be eligible to receive annual long-term incentive equity awards (“Annual Awards”). Although Annual Awards are made to each individual in the sole discretion of the Committee and Board based on market data and other factors that are subject to change, your Annual Award is currently expected to have an aggregate value on the grant date equal to $2,500,000 and be comprised of the following components:
•50% in the form of time-based RSUs, which vest in equal annual installments over four years following the grant date; and

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•50% in the form of performance-based PSUs, which vest based on the achievement of pre- established cumulative revenue goals over a three-year performance period, as determined by the Committee.
(d)    Payout of PSU Awards. The number of shares of Common Stock that may be issued upon settlement of vested PSUs (including under the 2026 PSU grant and the expected PSU component of Annual Grants) will range from 0% to a maximum of 200% of the target number of PSUs granted, based on actual performance relative to the three-year revenue goal.
(e)    Conditions. The terms and conditions of each RSU and PSU award described above, including the vesting schedule, performance metrics, and other applicable provisions, will be set forth in the applicable award agreement and subject to the terms of the Equity Plan and other applicable Navitas policies as in effect from time to time. Except as provided in Section 13, all RSU and PSU awards will be subject to your continued employment through the applicable vesting dates and to such other reasonable and customary terms and conditions as the Committee or Board may determine which are not inconsistent with the terms of this letter. The target value of the Annual Awards beginning in 2027, the mix of the type of equity granted, the selected performance metrics and leverage, are all subject to change and will be determined and approved each year by the Committee.
7.    Benefits and Perquisites
You will be eligible to participate in the employee benefit plans and programs generally available to Navitas senior executives, including group medical, dental, vision and life insurance, disability, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation in accordance with Employer’s policies in effect from time to time.
8.    Business Expenses
You will be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by you during your employment, subject to and in accordance with the Employer’s expense reimbursement policy as in effect from time to time.
9.    Withholding
All forms of compensation paid to you as an employee shall be less all applicable withholdings.
10.    At-will Employment
Your employment with Employer will be for no specific period of time. Rather, your employment will be at-will, meaning that you or Employer may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason.
Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of Employer.
11.    Executive Officer Status; Consent to Disclosure of Compensation and Personal Information
You will be designated by the Board as an “executive officer” and as a Section 16 reporting “officer” of Navitas, as those terms are defined under the Securities Exchange Act of 1934 and related regulations, in each case as amended from time to time, including after the date hereof (collectively, the “Exchange Act”), for no additional compensation or consideration. Such designation reflects merely a legal determination under the Exchange Act, does not require your consent, and does not constitute an element of your title or role or an employment benefit or perquisite. You agree to comply with the reporting and other obligations imposed upon you personally under the Exchange Act. In addition, you hereby consent to the disclosure of personal information, including your age and professional biographical information as

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well as salary, bonus determinations and raises, and other elements of your compensation, and to the discussion of your achievement and/or non-achievement of performance goals and such elements of compensation, and such other related disclosures in annual reports, proxy statements, SEC filings and other mandatory or voluntary disclosures, in each case as Employer may determine in the exercise of its sole discretion.

12.    Board Appointment and Service
Within 10 days after your Start Date, Navitas shall cause the Board to appoint you as a member of the Board, to serve in such class of directors as may be designated by the Board in accordance with Navitas’ Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and its Amended and Restated Bylaws, as amended (the “Bylaws”). Your initial term as a director will expire at the end of the term of the class to which you are so designated. Thereafter and for so long as you serve as CEO, Navitas shall nominate you for reelection to the Board upon the expiration of your then-current term and each subsequent term, subject in each case to stockholder election and any other applicable legal or stock exchange requirements. Nothing herein shall obligate any stockholder to vote to elect you as a director.
Subject to and upon your appointment or election to the Board as provided above, you agree: (a) to serve on the Board without any additional compensation beyond that provided for your services as CEO;
(b) upon any termination of such employment as CEO for any reason, you will promptly resign from your position as a member of the Board, effective immediately upon such termination of employment; (c) to execute any documents reasonably requested by Navitas to effectuate such appointment or resignation (including without limitation pursuant to the letter of resignation provided under the next paragraph); and
(d) to abide by any Navitas policies or practices applicable to your service on the Board which are duly approved or adopted by the Board or by the stockholders of Navitas from time to time, including under its Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, or any applicable Board committee charter, in each case as amended from time to time, and any other agreement or policy to which you are subject.
Concurrently with your acceptance of this offer of employment and your execution of this offer letter, you agree to execute and deliver to the Board a letter of resignation from the Board, which resignation shall be contingent solely upon the Board’s acceptance thereof following (i) the termination of your employment as CEO for any reason, in which case such resignation from the Board will become effective immediately upon such termination of employment; or (ii) the declassification of the Board, in which case such resignation will become effective as of the first meeting of stockholders of Navitas at which directors are elected following the effectiveness of such declassification; provided that Navitas shall cause the Board to nominate you for reelection at such meeting or at such other time that your then-current term of office expires. Any such resignation from the Board shall become effective automatically upon the satisfaction of the foregoing conditions and without the necessity of notice or other further action by Navitas or you.
13.    Severance/Change in Control Severance
In the event of the involuntary termination of your employment, including in connection with a Change in Control of Navitas, you will be eligible to receive severance payments, continued health care coverage, equity award acceleration and other benefits as a GR (Good Reason) Participant under the Navitas Semiconductor Executive Severance Plan, available at this link (“Severance Plan”). Capitalized terms used in this and the following paragraph and not otherwise defined in this letter have the meanings given in the Severance Plan.
In connection with your recruitment to Navitas, and in addition to the benefits to which you would be entitled pursuant the Severance Plan, if your employment is terminated (a) by Navitas for any reason

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other than Cause or your death or Disability or (b) by your voluntary resignation for Good Reason, in either case with effect outside a CIC Period, then (c) (i) if the effective date of termination is before the third anniversary of your Start Date, two-thirds of the then-unvested portion of your Recruitment Award will accelerate and become vested on the termination date; and (ii) if the effective date of termination is on or after the third anniversary of your Start Date, all of the then-unvested portion of your Recruitment Award will accelerate and become vested on the termination date. Any such acceleration and vesting shall occur notwithstanding any different or conflicting provisions of Section 6 of this letter, the Equity Plan or any agreement thereunder, Section 6.01 (or any successor provision) of the Severance Plan, or any other Navitas plan or policy, provided that such vesting will be subject to you executing a customary release of claims in favor of Navitas, its affiliates and their respective officers and directors in a form provided by Navitas, and such release becoming effective and irrevocable within 60 days following the termination date. Notwithstanding the foregoing and for the avoidance of doubt, (x) any other equity awards granted to you after the Recruitment Award, including your 2026 PSU award and any Annual Awards (“Subsequent Equity Awards”) will not be subject to accelerated vesting upon any termination of your employment outside a CIC Period, regardless of the reason for the termination; and (y) in the event of a Qualifying Termination which occurs during a CIC Period, any then-unvested portion of your Recruitment Award and Subsequent Equity Awards will accelerate and become vested subject to and in accordance with the terms and conditions of the Severance Plan and applicable award agreements which are not inconsistent with this sentence.
14.    Indemnification Agreement
Navitas will enter into a customary indemnification agreement with you in the form provided to its other executive officers and members of the Board (available at this link). This agreement will provide for indemnification to the fullest extent permitted by Delaware law, including the advancement of expenses, for losses, claims, damages, liabilities and expenses (including attorneys’ fees) incurred as a result of your service as an officer of the company. Indemnification will generally cover proceedings arising out of your role as an executive officer, provided you acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the company. The agreement will also provide for the advancement of expenses incurred in defending any such proceeding, subject to your undertaking to repay such amounts if it is ultimately determined that you are not entitled to indemnification under applicable law.

15.    Plan Precedence; Compensation Committee Approval
All amounts, benefits, incentive awards and other elements of compensation described in this letter are subject to the terms and conditions of applicable Navitas plans, policies, and programs, which may be amended from time to time; provided, however, that any such amendment, modification, or termination will not be implemented in a manner that results in you being treated less favorably, with respect to your benefits or compensation, than other executive officers. In addition, as President and CEO, all elements of your compensation, including but not limited to base salary, annual and long-term incentives, and any other awards or benefits, are subject to review and recommendation by the Committee and approval by the Board.

16.    Exception for the Exercise of Fiduciary Obligations
Nothing in this Agreement shall require Employer or Navitas, or any of their directors or officers, to take or refrain from taking any action, or to omit to take any action, if doing so would, in the good-faith judgment of any such director or officer, acting in his or her capacity as such, constitute, or require any action, inaction or approval of the director or officer which would constitute, a violation of the director or officer’s fiduciary duties under applicable law.

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17.    Section 409A
This offer letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event will Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then, in order to avoid the imposition of any excise taxes under Section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
To the extent that reimbursements or other in-kind benefits under this offer letter constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

18.    Clawback
The incentive-based and equity-based compensation hereunder are subject to the Navitas Semiconductor Dodd-Frank Clawback Policy (available at this link) (the “Clawback Policy”) or other applicable Navitas policy providing for clawback or recovery of incentive based or equity- based amounts that were paid or granted to you. Employer will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation. For the avoidance of doubt, Employer shall only have the right to enforce the Clawback Policy, and any related policy, upon the occurrence of one of the following events:
(a)    A material restatement of Navitas’ financial statements covering a period during which you were employed by Navitas;
(b)    A determination by the Committee (as defined in the Clawback Policy) that you engaged in fraud, gross negligence, or willful misconduct that caused or contributed to circumstances requiring a material restatement;

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(c)    Your violation of any material Navitas’ policy that resulted in significant harm to Navitas;
(d)    Your breach of fiduciary duties owed to Navitas;
(e)    Conduct by you that results in material financial or reputational harm to Navitas; or
(f)    Any event the occurrence of which, pursuant to applicable law, requires Navitas to enforce the Clawback Policy or a related policy.
Navitas further acknowledges that the enforceability of the Clawback Policy, and any related policy, shall be structured to comply with California Labor Code Section 221 and related provisions. In compliance with California law, Navitas shall provide you with reasonable notice and an opportunity to cure any alleged misconduct or breach prior to the enforcement of a Company clawback policy (other than the Dodd-Frank Clawback Policy), where applicable.

19.    Governing Law
This offer letter will be governed by the laws of State of California, without regard to conflict of law principles, including but not limited to California Business & Professions Code §§ 16600, 16600.5, and Labor Code § 925, regardless of your occasional work in other jurisdictions. Any dispute arising from this agreement shall be adjudicated exclusively in the state or federal courts of Los Angeles County, California. You and Employer irrevocably consent to the personal jurisdiction of the Superior Court of California for Los Angeles County and the United States District Court for the Central District of California.

20.    Contingent Offer
This offer is contingent upon:
(a)    Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days after your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review or will be provided by Employer promptly following your acceptance of this offer.
(b)    Satisfactory completion of a background investigation, for which the required notice and consent forms are attached to this letter or will be provided by Employer promptly following your acceptance of this offer.
(c)    Your execution of Navitas’ standard form of Confidentiality and Invention Assignment Agreement, which is enclosed for your review or will be provided by Employer promptly following your acceptance of this offer.
(d)    Your written acknowledgment, on or within three business days after your Start Date, of your receipt and review of all Navitas policies applicable to similarly situated executives. Such policies include, without limitation, those relating to non-discrimination, equal employment opportunity, anti-harassment, ethical business conduct, conflicts of interest, insider trading, and the acceptable use of Employer technology and communications systems.
This offer will be withdrawn if any of the above conditions are not satisfied.
21.    Representations
By accepting this offer, you represent that you are able to accept this offer of employment and carry out the work that the role involves without breaching any purported legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former

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employer (whether or not such purported restrictions will be legally effective or enforceable). You also represent that you will inform Employer about any such purported restrictions and provide Employer with as much information about them as possible, including any agreements between you and your current or former employer describing such purported restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Navitas without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Employer. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.
In addition, you acknowledge that you had the opportunity to discuss this matter with and obtain advice from your private attorney, had sufficient time to, and have carefully read and fully understand all the provisions of this offer letter, and are knowingly and voluntarily accepting these terms.
[signature page follows]

Chris Allexandre August 22, 2025

We are excited at the prospect of you joining our team. If you have any questions about this offer of employment, please call me. If you wish to accept this offer, please sign below and return this letter to me.
I look forward to hearing from you. Sincerely,
NAVITAS SEMICONDUCTOR CORPORATION
By:    /s/ Richard J. Hendrix
    Richard J. Hendrix
    Chairman of the Board of Directors

NAVITAS SEMICONDUCTOR USA, INC.
By:    /s/ Richard J. Hendrix
    Richard J. Hendrix
    Authorized Signatory

Acceptance of Offer
I have read and understood and I accept all the terms of the offer of employment as set forth in this letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.
I confirm that I will not remove, download, email or take with me any documents or proprietary data or materials of any kind, electronic or otherwise, from my current or any former employer to Navitas without written authorization from such employer, nor will I use or disclose any such confidential information during the course and scope of my employment with Navitas.

Signed:    /s/ Chris Allexandre
    Chris Allexandre

Date:     August 22, 2025